CONTACT: Stewart E. McClure, Jr.
President & CEO
908-630-5000

SOMERSET HILLS BANCORP REPORTS 2009 FIRST QUARTER EARNINGS
DECLARES CASH DIVIDEND OF $0.05 PER SHARE

BERNARDSVILLE, N.J., April 21, 2009 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) reported net income of $619,000 for the quarter ended March 31, 2009, a 39.4% increase versus $444,000 earned during the first quarter of 2008.  Diluted earnings per share were $0.10 for the first quarter of 2009 versus $0.08 for the first quarter of 2008.

Stewart E. McClure, Jr., President and CEO stated, “As many large and small banking institutions remain distressed, our philosophy of conservatism continues to serve our shareholders well.  While no company or individual is completely immune to these severe economic conditions, today we are profitable, stand especially well-capitalized and very liquid, and our asset quality remains solid.”

Diluted earnings per share for 2009 were negatively impacted by $0.02 due to the issuance of $7.4 million of “TARP Preferred” stock to the U.S. Treasury on January 16, 2009.   As previously announced, the Company has applied to Treasury to repurchase all 7,414 shares of its TARP Preferred, and anticipates such repurchase will take place during the second quarter.

With regard to the anticipated redemption of the Company’s TARP Preferred, Mr. McClure commented, “We are pleased to report that we have notified the Treasury and the Federal Reserve of our intention to repay the capital that we were approved for and issued earlier this year. Originally, strong community banks, such as ourselves, were encouraged to take the TARP money as a means to stimulate the economy and to provide a buffer against further deterioration in the economy. Unfortunately, greater restrictions on our operations and public perception of these funds as a “bailout”, have the potential to put us at a competitive disadvantage with regard to customer and employee retention. We have sufficient capital and liquidity to complete the redemption and will continue to significantly exceed all “well capitalized” regulatory capital requirements. Upon repayment of this dilutive security, we will be released from several restrictions including the prohibition against cash dividend increases and stock repurchases.”

Net interest income for the 2009 first quarter totaled $2,583,000, a decline of $79,000 from $2,662,000 earned in the year ago quarter.  The net interest margin declined to 3.69% in the current quarter from 4.22% in the prior year quarter, while interest-earning assets increased by 11.8% over the same period.  The reduced net interest income was anticipated due to management’s strategic decision in the latter half of 2008 to remain more liquid than normal and to grow market share by offering attractively priced certificates of deposit.  This deposit generation program, which was marketed strictly to the local communities the Bank serves, was successful in raising in excess of $27 million in new deposits and has contributed to our current strong liquidity position. As of March 31, 2009, our cash and cash equivalents totaled approximately $46 million. We will continue to assess our overall liquidity position in the context of market conditions, and margin pressure is likely to persist until the majority of these deposits, which carry interest rates at or above 4%, mature beginning in June and throughout the second half of 2009.

Non-interest income increased by $606,000, to $1,071,000 in the first quarter of 2009, from $465,000 in the first quarter of 2008. As previously reported, the Company received $568,000 in tax free proceeds from a bank-owned life insurance policy as a result of the death of our founding Chief Financial Officer, Gerard Riker, on January 25, 2009. Non-interest income also benefited from higher mortgage banking activity and growth in our wealth management business. Excluding the life insurance proceeds, the Company’s non-interest income was 8.2% higher in the first quarter of 2009 versus the first quarter of 2008.

Non-interest expense increased by $229,000 to $2,666,000 in the first quarter of 2009 from $2,437,000 in the first quarter of 2008.  The increase was largely due to a non-recurring $183,000 expense for retirement plan liability due to Mr. Riker’s death.  Non-interest expense also increased as a result of higher audit and exam fees and FDIC deposit insurance assessments.  Excluding the aforementioned non-recurring item, the Company’s non-interest expenses increased by 1.9% in the current quarter from the same period one year ago, reflecting management’s continued focus on controlling expenses.

The Company’s asset quality remains solid in the midst of these difficult economic times. Non-performing loans at quarter end decreased to $127,000, representing 0.06% of total loans versus 0.65% at year-end 2008 and 1.35% at March 31, 2008. The Company had no other real estate owned at the end of the first quarter in both 2009 and 2008. Net charge-offs for the current quarter totaled $646,000 versus $144,000 for the first quarter of 2008.  The charge-offs in both periods were predominantly due to a $2.8 million troubled credit that was previously identified during the latter half of 2007, and to which the Bank no longer has any exposure. Excluding the effect of this credit, the annualized net charge-off rates were 0.28% and zero for the first quarter of 2009 and first quarter of 2008, respectively. The provision for loan losses was $450,000 during the first quarter of 2009 versus $70,000 in the prior year period. Since September 30, 2007, when the troubled credit was first identified, the Company’s provision for loan losses has exceeded its net charge-offs by $408,000, raising the ratio of allowance for loan losses to total loans by 18 basis points to 1.27%.  The allowance for loan losses currently covers nonperforming loans by more than 20x.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share, payable May 29, 2009 to shareholders of record as of May 15, 2009.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life and health), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions. The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH. You can visit our website at www.somersethillsbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

($ in thousands except per share data)	Three Months Ended
	March 31
	2009	2008

Income Statement Data:

Interest income	$3,464	$3,951
Interest expense	881	1,289
Net interest income	2,583	2,662
Provision for loan losses	450	70
Net interest income after prov. for loan losses	2,133	2,592
Non-interest income	1,071	465
Non-interest expense	2,666	2,437
Income before income taxes	538	620
Income tax expense	(81)	176
Net income	$619	$444

Balance Sheet Data:

Total assets	$316,418	$288,933
Loans, net	204,721	201,276
Loans held for sale	2,453	3,048
Allowance for loan losses	2,623	3,126
Investment securities held to maturity	12,292	12,057
Investment securities held for sale	33,173	24,400
Deposits	258,181	239,203
Borrowings	11,000	11,000
Shareholders' equity	45,382	37,261

Performance Ratios:

Return on average assets	0.83%	0.65%
Return on average equity	5.74%	4.82%
Net interest margin	3.69%	4.22%
Efficiency ratio	73.0%	77.9%

Asset Quality:

Nonaccrual loans	127	2,759
OREO property	0	0
Net charge-offs	646	144
Allowance for loan losses to total loans	1.27%	1.53%
Nonperforming loans to total loans	0.06%	1.35%

Per Share Data:

Earnings per share- Basic	$0.10	$0.08
Earnings per share- Diluted	$0.10	$0.08
Book value per share	$7.37	$7.17

	March 31, 2009	December 31, 2008
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$46,425	$19,997
Federal funds sold	-	1,500
Total cash and cash equivalents	46,425	21,497

Loans held for sale,net	2,453	2,366
Investment securities held to maturity (Approximate maket value of $11,241 in 2009 and $11,608 2008)	12,292	12,293
Investments available for sale	33,173	36,816

Loans receivable	207,227	211,115
Less allowance for loan losses	(2,623)	(2,819)
Net deferred costs	117	131

Net loans receivable	204,721	208,427

Premises and equipment,net	5,825	5,973
Bank owned life insurance	7,522	8,459
Accrued interest receivable	1,118	1,227
Restricted stock	871	871
Deferred tax asset	754	750
Other assets	1,264	984

Total assets	$316,418	$299,663

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$53,019	$50,957
Interest bearing deposits
Now,M/M and savings	147,303	140,945
Certificates of deposit,under $100,000	32,666	32,774
Certificates of deposit, $100,000 and over	25,193	25,084

Total deposits	258,181	249,760

Federal Home Loan Bank advances	11,000	11,000
Accrued interest payable	230	236
Taxes payable	101	135
Other liabilities	1,524	1,003

Total liabilities	271,036	262,134

STOCKHOLDERS' EQUITY
Preferred stock- authorized, 1,000,000 shares of no par value; issued and outstanding 7,414 shares in 2009 and none in 2008	7,207	-

Common stock- authorized 9,000,000 shares of no par value;issued and outstanding, 5,180,012 shares in 2009 and in 2008	37,572	37,361
Accumulated deficit	(59)	(326)
Accumulated other comprehensive income	662	494

Total stockholders` equity	45,382	37,529

Total liabilities and stockholders' equity	$316,418	$299,663

	Three months ended	Three months ended
	March, 31, 2009	March, 31, 2008
	(unaudited)	(unaudited)
Interest Income:

Loans, including fees	$2,888	$3,437
Investment securities	563	472
Federal funds sold	2	36
Interest bearing deposits with other banks	11	6
Total interest income	3,464	3,951

Interest Expense:

Deposits	790	1,199
Federal Home Loan Bank advances	91	90
Total interest expense	881	1,289

Net interest income	2,583	2,662

Provision for loan losses	450	70

Net interest income after provision for loan losses	2,133	2,592

Non-Interest Income:

Service fees on deposit accounts	71	66
Gains on sales of mortgage loans,net	285	257
Bank owned life insurance	645	87
Other income	70	55
Total Non-Interest Income	1,071	465

Non-Interest Expense

Salaries and employee benefits	1,480	1,305
Occupancy expense	508	484
Advertising & business promotion	41	60
Stationery and supplies	65	43
Data processing	120	139
Other operating expense	452	406
Total Non-Interest Expense	2,666	2,437

Income before provision for taxes	538	620

(Benefit) Provision for Income Taxes	(81)	176

Net income	$619	$444

Per share data
Net income basic	$0.10	$0.08
Net income diluted	$0.10	$0.08